Exhibit 97

Rush Street Interactive, Inc.
Policy Regarding the Mandatory Recovery of Erroneously Awarded Compensation
Effective as of December 1, 2023
I.Applicability. This Policy Regarding the Mandatory Recovery of Erroneously Awarded Compensation (this “Policy”) applies to any Incentive Compensation paid to the Executive Officers of Rush Street Interactive, Inc. (the “Company”). This Policy is intended to comply with and be interpreted in accordance with the requirements of Section 303A.14 (“Section 303A.14”) of the New York Stock Exchange (“NYSE”) Listed Company Manual. The provisions of Section 303A.14 shall prevail in the event of any conflict between the text of this Policy and such section. Certain capitalized terms are defined in Section IV hereof.
II.Recovery.
a.Triggering Event.
Except as provided herein and subject to Section II(b) below, in the event that the Company is required to prepare an Accounting Restatement, the Company shall recover any Recoverable Amount (as defined below) of any Incentive Compensation received by a current or former Executive Officer during the Look-Back Period. The Recoverable Amount shall be repaid to the Company within a reasonably prompt time after the current or former Executive Officer is notified in writing of the Recoverable Amount as set forth in Section II(d) below, accompanied by a reasonably detailed computation thereof. For the sake of clarity, the recovery rule in this Section II(a) shall apply regardless of any misconduct, fault, or illegal activity of the Company, any Executive Officer, or the Company’s Board of Directors (the “Board”) or any committee thereof.
b.Compensation Subject to Recovery.
i.Incentive Compensation subject to mandatory recovery under Section II(a) includes any Incentive Compensation received by an Executive Officer:
a.After beginning service as an Executive Officer;
b.Who served as an Executive Officer at any time during the performance period for that Incentive Compensation;
c.While the Company has a class of securities listed on a national securities exchange or a national securities association; and
d.During the Look-Back Period.
i.As used in this Section II, Incentive Compensation is deemed “received” in the fiscal period that the Financial Reporting Measure specified in the applicable Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. This Section II(b) will only apply to Incentive Compensation received in any fiscal period ending on or after the effective date of Section 303A.14.

c.Recoupment.
i.The Compensation Committee of the Board (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (the “Committee”) shall determine, at its sole discretion, the method for recouping Incentive Compensation, which may include (A) requiring reimbursement of Incentive Compensation previously paid; (B) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; (C) deducting the amount to be recouped from any compensation otherwise owed by the Company to the Executive Officer; and/or (D) taking any other remedial and recovery action permitted by law, as determined by the Committee.
d. Recoverable Amount.
i.The recoverable amount is equal to the amount of Incentive Compensation received in excess of the amount of Incentive Compensation that would have been received had it been determined based on the restated amounts in the Accounting Restatement, without regard to taxes paid by the Company or the Executive Officer (the “Recoverable Amount”).
ii.In the event the Incentive Compensation is based on a measurement that is not subject to mathematical recalculation, the Recoverable Amount shall be based on a reasonable estimate of the effect of the Accounting Restatement, as determined by the Committee, which shall be set forth in writing. The Company shall maintain the documentation of such determination and provide the relevant documentation as required by the NYSE. For example, in the case of Incentive Compensation based on stock price or total shareholder return, the Recoverable Amount shall be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return.
e.Exceptions to Applicability.
The Company must recover the Recoverable Amount of Incentive Compensation as stated above in Section II(a), unless the Committee (which as specified above, is composed entirely of independent directors or in the absence of such committee, a majority of the independent directors serving on the Board) makes a determination that recovery would be impracticable, and at least one of the following applies:
i.The direct expense paid to a third party to assist in enforcing recovery would exceed the Recoverable Amount, a reasonable attempt to recover the Recoverable Amount has already been made and documented, and provided such documentation to the NYSE as required;
ii.Recovery of the Recoverable Amount would violate home country law (provided such law was adopted prior to November 28, 2022 and that an opinion of counsel in such country is obtained stating that recoupment would result in such violation); or
iii.Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company and its subsidiaries, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
III.Miscellaneous.
a.This Policy shall be binding and enforceable against all Executive Officers and, to the extent required by applicable law or guidance from the Securities and Exchange Commission (the “Commission”) or NYSE, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Policy will be applied to the fullest extent required by applicable law.
b.Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Executive Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Executive Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement.
c.The Company shall not indemnify any Executive Officer or other individual against the loss of any incorrectly awarded or otherwise recouped Incentive Compensation. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to an Executive Officer from the application of this Policy or that waives the Company’s right to recovery of any Recoverable Amount, and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).
d.The Company shall comply with applicable compensation recovery policy disclosure rules of the Commission.
e.This Policy shall be administered by the Committee, and any determinations made by the Committee (or as applicable, a majority of the independent directors serving on the Board) shall be final and binding on all affected individuals. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy and for the Company’s compliance with NYSE rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the Commission or NYSE promulgated or issued in connection therewith.
f.The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section III(f) to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or NYSE rule.
IV.Definitions.
a.Incentive Compensation. “Incentive Compensation” means any compensation that is granted, earned, or vests based wholly or in part upon the attainment of a Financial Reporting Measure, but does not include awards that are earned or vest based solely on the continued provision of services for a period of time.

b.Financial Reporting Measure. “Financial Reporting Measure” means any reporting measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are considered to be Financial Reporting Measures for purposes of this Policy. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.
c.Accounting Restatement. “Accounting Restatement” means any accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements (commonly referred to as a “Big R” restatement), or (ii) is not material to previously issued financial statements, but would result in a material misstatement if the error were left uncorrected in the current period or the error correction were recognized in the current period (commonly referred to as a “little r” restatement). For purposes of this Policy, the date of an Accounting Restatement will be deemed to be the earlier of (i) the date the Board, a committee of the Board, or officers authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement, and (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement.
d.Executive Officer. “Executive Officer” shall mean the Company’s Chief Executive Officer, President, Chief Financial Officer, or principal accounting officer (or, if there is no such accounting officer, the Controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other officer or person who performs a significant policy-making function for the Company, whether such person is employed by the Company or a subsidiary thereof. For the sake of clarity, ”Executive Officer” includes at a minimum executive officers identified by the Board pursuant to 17 CFR 229.401(b).
e.Look-Back Period. The “Look-Back Period” means the three completed fiscal years immediately preceding the date of an Accounting Restatement and any transition period as set forth in Section 303A.14.

Exhibit A

Rush Street Interactive, Inc.
Acknowledgement of Policy Regarding the Mandatory Recovery of Erroneously Awarded Compensation

In accordance with the Dodd-Frank Act, the Securities and Exchange Commission has adopted Rule 10D-1 under the Securities Exchange Act of 1934, as amended, which mandates national stock exchanges to adopt listing standards that require listed public companies to implement a clawback policy for the recovery of excess incentive-based compensation received by current or former executive officers that was based on erroneously reported financial information. The New York Stock Exchange (“NYSE”) has adopted new listing standards which mandate that all NYSE-listed companies, including Rush Street Interactive, Inc. (“RSI”), adopt such a policy by no later than December 1, 2023.

In accordance with these requirements, RSI has adopted the attached Policy Regarding the Mandatory Recovery of Erroneously Awarded Compensation (the “Policy”).

I hereby agree to abide by all of the terms of this Policy both during and after my employment with RSI or any of its subsidiaries, including, without limitation, by promptly repaying or returning any Recoverable Amount to RSI as determined in accordance with the Policy.

By signing below, I hereby acknowledge, understand and agree that I am subject to the Policy, and that the grant, vesting, earning or payment of Incentive Compensation (as defined in the Policy) is expressly conditioned upon my agreement to comply with the Policy. I also hereby acknowledge that I received and read a copy of the Policy, and that I can contact RSI’s Chief Legal Officer with any questions about the adoption, enforcement or applicability of the Policy.

Signature:    ___________________________
Name:        ___________________________
Title:        ___________________________
Date:        ___________________________